Exhibit 10.15

Form of PSU Award – Canada

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD

Aralez Pharmaceuticals Inc. (the “Company”) has granted you an award of Performance Share (“Award”) of the Company under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”).  The terms of the grant are set forth in the attached Performance Share Award Agreement (the “Agreement”).  The following provides a summary of the key terms of the Award; however, you should read the entire Agreement along with the terms of the Plan, to fully understand the Award.

SUMMARY OF GRANT

Grantee:	[____]

Date of Grant:	[____]

Target Number of Performance Shares:	[____]

Performance Period:	March 1, 2016 through December 31, 2018

The above is a summary description of certain provisions of the Agreement and is not intended to be complete.  In the event any aspect of this summary conflicts with the terms of the Agreement, the terms of the Agreement shall govern.

Form of PSU Award - Canada

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Grant and accepts the performance share grant in accordance with the terms of this Summary of Grant, the Agreement and the Plan.  The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors upon any questions arising under the Plan, this Summary of Grant or the Agreement.

Grantee:

Date:

Form of PSU Award - Canada

ARALEZ PHARMACEUTICALS INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”), dated as of the Date of Grant set forth on the Summary of Grant (the “Date of Grant”), is delivered by Aralez Pharmaceuticals Inc. (the “Company”) to the individual whose name is set forth on the Summary of Grant (the “Grantee”).

RECITALS

A.The Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to Common Shares of the Company, in accordance with the terms and conditions of the Plan. The Company has decided to make a Performance Share award as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B.The terms and conditions of the Performance Shares should be construed and interpreted in accordance with the terms and conditions of this Agreement and the Plan. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors of the Company (the “Board”) (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan (the “Committee”). The Committee may delegate authority to one or more subcommittees as it deems appropriate.  If a subcommittee is appointed, all references in this Agreement to the “Committee” shall be deemed to refer to the committee. Capitalized terms that are used but not defined herein shall have the respective meanings accorded to such terms in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Shares.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby awards to the Grantee a target number of Performance Shares (as defined in the Plan) set forth on the Summary of Grant (the “Target Award”).  The Grantee accepts the Performance Shares and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the award. Each Performance Share represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. The number of Performance Shares that the Grantee actually earns for the Performance Period (up to a maximum of 200% of the Target Award) will be determined by the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto.

Form of PSU Award - Canada

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall mean Performance Period set forth on the Summary of Grant.

3. Performance Goals. The number of Performance Shares earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations of whether Performance Goals have been achieved and the number of Performance Shares earned by the Grantee shall be made by the Committee in its sole discretion. Promptly following completion of the Performance Period (and no later than March 15 of the year following the last day of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4. Vesting of Award/Payment of Shares.

(a) The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein or in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, the Performance Shares will vest and become nonforfeitable on the last day of the Performance Period, subject to (i) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A attached hereto, and (ii) the Grantee’s continuous service from the Grant Date through the last day of the Performance Period. The number of Performance Shares that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole Performance Share.

(b) If, when, and to the extent the Committee determines the number of Performance Shares that are earned and such Performance Shares vest, the Company will issue to the Grantee one Common Share for each whole Performance Share that has been earned and has vested, subject to satisfaction of the Grantee’s tax withholding obligations as described in Section 7 below. Such Common Shares shall be issued and delivered no later than March 15 of the year following the year in which the Performance Period ends.  The Performance Shares shall cease to be outstanding upon such issuance of shares.

(c) Unless otherwise provided in a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, and except as otherwise set forth herein, the Grantee shall forfeit the unvested Performance Shares in the event the Grantee ceases to be employed by, or provide service to, the Company (or one of its Subsidiaries) prior to the last day of the Performance Period. The date the Grantee ceases to be employed by, or provide services to, the Company shall be determined without regard to any period of statutory, contractual or reasonable notice, deemed employment, pay in lieu of notice or salary continuance provided or required to be provided by the Company. Except as otherwise set forth in Section 8 of this Agreement, in the event a Company-sponsored plan, policy or arrangement, or any agreement to which the Company is a party, would purport to accelerate the vesting of the Performance Shares upon a termination of employment, the accelerated Performance Shares will be paid on the date such Performance Shares would have been paid had the Grantee’s employment continued through

Form of PSU Award - Canada

the end of the Performance Period, with such number of Performance Shares that are earned based on the achievement of the Performance Goals through the end of the Performance Period and pro-rated based on the number of full months during the Performance Period that the Grantee was employed by the Company (or one of its Subsidiaries).

5. Dividend Equivalents.  On each dividend payment date for each cash dividend on the Common Shares, the Company will automatically grant the Grantee additional Performance Shares.  All such additional Performance Shares shall be subject to the same Performance Goals and vesting requirements applicable to the Performance Shares in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the earned and vested Performance Shares to which they are related.  The number of Performance Shares to be credited shall equal the quotient, rounded to such fraction as may be determined by the Committee, determined by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per Common Share, multiplied by (ii) the Target Award, and “(b)” is the Fair Market Value of a Common Share on the dividend payment date.  The additional Performance Shares shall be adjusted following the end of the Performance Period as set forth in Section 3 of this Agreement base on the achievement of the applicable Performance Goals. If the Grantee’s earned and vested Performance Shares have been settled after the record date but prior to the dividend payment date, any Performance Shares that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Accrued dividends attributed to Performance Shares that are not earned or are forfeited shall also be forfeited. No fractional units shall be credited to the Grantee’s account.

6. No Stockholder Rights Prior to Settlement; Issuance of Certificates. The Grantee shall have no rights as a stockholder with respect to any Common Shares represented by the Performance Shares until the date of issuance of the Common Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable.  Except as set forth in Section 5 or otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that Common Shares are issued.

7. Withholding. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. On or before the time the Grantee receives a distribution of the shares subject to the Grantee’s Performance Shares, or at any time thereafter as requested by the Company, the Grantee hereby authorizes any required withholding and/or otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with the Grantee’s Performance Shares (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Grantee’s Performance Shares by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Grantee by the Company (or any of its Subsidiaries); (ii) causing the Grantee to tender a cash payment; or (iii) permitting the Grantee to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the

Form of PSU Award - Canada

Withholding Taxes directly to the Company.  Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to the Grantee any Common Shares.  In the event the Company’s obligation to withhold arises prior to the delivery to the Grantee of Common Shares or it is determined after the delivery of Common Shares to the Grantee that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Grantee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

8. Change in Control.  Notwithstanding any provisions of the Plan to the contrary, upon a Change in Control (as defined in the Plan) unless the Performance Shares are continued or assumed by the surviving or successor entity or parent thereof on terms identical to the terms set forth herein and such continued or substitute awards are subject to the same Performance Goals, without adjustment, the Grantee will be deemed to have earned and vest in the number of Performance Shares equal to the greater of (i) the Target Award and (ii) the actual number of Performance Shares that would have been vested and earned if the last day of the Performance Period had been the date of the Change in Control. Common Shares equal to the number of Performance Shares earned shall be issued and delivered no later than March 15 of the year following the year in which the Change in Control occurs. In the event the Performance Shares are continued or assumed by the surviving or successor entity or parent thereof, and the Grantee is terminated without Cause or resigns for Good Reason (each as defined in the Grantee’s written employment agreement or, if the Grantee does not have an employment agreement, in the Company’s current severance plan) following the Change in Control but prior to the last day of the Performance Period, the Grantee will be deemed to have earned and vest in the number of Performance Shares as set forth above in this paragraph, and Common Shares equal to the number of Performance Shares earned and vested shall be issued and delivered no later than March 15 of the year following the year of the Grantee’s termination of employment. Notwithstanding anything in the Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of the Performance Shares where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

9. Adjustments. The provisions of the Plan applicable to adjustments (as described in Section 10 of the Plan) shall apply to the Performance Shares.

10. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Performance Shares are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Performance Shares pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

Form of PSU Award - Canada

11. No Employment or Other Rights.  The grant of the Performance Shares shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company (or any of its Subsidiaries) and shall not interfere in any way with the right of the Company (or any of its Subsidiaries) to terminate the Grantee’s employment or service at any time.  The right of the Company (or any of its Subsidiaries) to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved. If a Grantee’s employment with, or services to, the Company is terminated for any reason whatsoever, no value will be ascribed to any unvested Performance Shares for the purposes of any severance entitlement.

12. Delivery Subject to Legal Requirements. The obligation of the Company to deliver stock shall be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.  The issuance of shares to the Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state or foreign jurisdiction having jurisdiction thereof.

13. Assignment and Transfers.  The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Performance Shares or any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Performance Shares by notice to the Grantee, and the Performance Shares and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

14. Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

15. Notice.  Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Committee, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or Canada Post Corporation, as applicable.

16. Section 409A.  This Agreement and the Performance Shares granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code, as set forth in Treasury Regulation Section 1.409A-1(b)(4) or any successor provision, or to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Performance Shares shall be administered, interpreted and construed in a manner consistent with

Form of PSU Award - Canada

Section 409A of the Code.  Each amount payable under this Agreement is designated as a separate identified payment for purposes of Section 409A of the Code.  The payment of dividend equivalents under Section 3 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying Performance Shares for purposes of Section 409A of the Code.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

18. Complete Agreement.  Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

19. Committee Authority.  By entering into this Agreement the Grantee agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest in the Award.

Form of PSU Award - Canada

EXHIBIT A

Form of PSU Award - Canada

Exhibit A

Performance Share Award Performance Goals

Performance Period: March 1, 2016 through December 31, 2018.

Performance Goals: Performance over the Performance Period measured relative to the index/peer group (“Peer Group”) with the payout percentage determined based on the Aralez Pharmaceuticals Inc. (the “Company”) total shareholder return (“TSR”) rank against the Peer Group.

Goal	Rank	Performance Shares Earned
Maximum	90th Percentile	200%
Above Target	75th Percentile	150%
Target	50th Percentile	100%
Threshold	25th Percentile	50%

Payout percentages interpolated on a straight-line basis between band points.

Peer Group: NASD biotechnology with 2015 revenue between $50 million and $500 million.

•	Bankruptcies remain in the Peer Group with -100% TSR
•	Acquisition/taken private companies will be removed when announced

Calculation of TSR: At the start of the Performance Period, a 20-day trading average stock price will be used to set the baseline. A 20-day average stock price at the end of the Performance Period will be used to determine the final performance. This will be applied consistently against the Peer Group.

If Aralez or a Peer Company is paying dividends, they are assumed to be reinvested for purposes of TSR calculation.

In the event of a Change in Control where the Performance Shares are not continued or assumed by the surviving or successor entity or parent thereof, the final measurement will be a 5-day trading average prior to the Change in Control.